Mandalay Digital Adds Two Independent Board Members

Terry Semel’s Windsor Media Completes a $1 Million Equity Investment in Mandalay

LOS ANGELES, May 30, 2013 /PRNewswire/ -- Mandalay Digital Group, Inc. (OTC Markets: MNDL) (“Mandalay Digital” or “the Company”) today announced that its board of directors had added Jeff Karish and Rob Deutschman to the Company’s board, bringing to seven the total number of directors, including four independents.

Mr. Karish is the President of Windsor Media Inc. (“Windsor Media”), a private company founded by Terry Semel that is engaged in private equity, venture capital and fixed income investments. Prior to Windsor Media, Mr. Karish was Head of Media Strategy and Corporate Development at Yahoo. Before Yahoo, he was a management consultant at McKinsey & Company, and a key member of McKinsey’s West Coast Media and Technology practice. Mr. Karish holds a JD from Harvard University, Masters of Philosophy in International Economics from Cambridge University, and A.B. in History from U.C. Berkeley.

On May 28, 2013, Windsor Media completed a $1.0 million investment in Mandalay Digital common stock and warrants. Mandalay Digital will use the proceeds for continued organic growth, including carrier implementation as well as for general working capital purposes.

“We are excited to have a vested stake in what Mandalay Digital Group is building,” said Terry Semel, Chairman & CEO of Windsor Media. "More than ever, mobile operators and device makers around the globe are looking for an independent service provider with a robust, scalable platform that will help them monetize their customer bases.  Mandalay’s Digital Turbine product suite provides solutions that meet the needs of both carriers and OEMs.”

Mr. Deutschman is Vice Chairman of Cappello Group, Inc. Mr. Deutschman has specialized in investment and merchant banking activities for nearly 28 years, with a particular emphasis on the provision of strategic advice, mergers and acquisitions, and executing private placements of institutional capital for growing public and private companies on a global basis. Prior to joining Cappello, Mr. Deutschman was a Managing Director of Saybrook Capital Corp., and a Senior Vice President at Houlihan, Lokey. Since 2004, Mr. Deutschman has served as the Vice Chairman of Enron Creditors Recovery Corp., a position he assumed upon Enron Corp’s emergence from bankruptcy. He currently serves on the advisory board of the RAND Center for Corporate Ethics and Governance, and as a board member of MPG Office Trust (NYSE: MPG), the largest holder of Class A office property in downtown Los Angeles. Mr. Deutschman earned his undergraduate degree, with honors, in political science at Haverford College and his law degree from Columbia University School of Law.

Mr. Deutschman stated, “I am excited to join Mandalay Digital’s board. I see enormous opportunities within all facets of the mobile ecosystem in which Mandalay Digital competes. With my background in public markets, finance and strategy, I am eager join an already seasoned and accomplished leadership team and assist them in working towards achieving the Company’s vision,” Deutschman concluded.

“We welcome Mr. Karish and Mr. Deutschman to our board,” said Peter Adderton, CEO of Mandalay Digital Group. “Adding seasoned independent directors who can leverage their industry knowledge and expertise to help us properly execute on our business and operating goals is a benefit to all shareholders. With a majority of the board as independents, we have taken another step forward to meeting the requirements for an uplisting to a major exchange. In addition, the investment by Mr. Semel is a great endorsement for Mandalay and we are pleased to have Windsor Media as a shareholder.”

About Mandalay Digital Group

Mandalay Digital Group (OTC Markets: MNDL) is at the convergence of Internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. Mandalay Digital is headquartered in Los Angeles and has offices in Australia, Germany and Israel. For additional information, visit www.mandalaydigital.com.

About Windsor Media Inc.

Founded by Terry Semel, Windsor Media Inc. is a private investment company which has three principal lines of business. 1) A Private Equity Fund focused on media platforms, scalable service offerings and luxury brands, 2) a venture capital fund which invests in innovative technology platforms, early stage media companies and highly scalable new business concepts, and 3) fixed income management covering corporate and municipal bonds, high grade equities and special situations.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts:

MZ North America

John Mattio, SVP

Tel: +1-212-301-7130

Email: john.mattio@mzgroup.us

www.mzgroup.us